UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
(Amendment No. 8)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

ARQ, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-5472457
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

8051 E. Maplewood Avenue, Suite 210, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series B Junior Participating Preferred Stock	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.    ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

ARQ, INC.
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.
On April 8, 2025, Arq, Inc. (the "Company") entered into the Eighth Amendment to Tax Asset Protection Plan (the "Eighth Amendment") between the Company and Computershare Trust Company, N.A. (the "Rights Agent") that amends the Tax Asset Protection Plan dated May 5, 2017, as amended (the "TAPP") between the Company and the Rights Agent.
The Eighth Amendment amends the definition of "Final Expiration Date" under the TAPP to extend the duration of the TAPP and makes associated changes in connection therewith. Pursuant to the Eighth Amendment, the Final Expiration Date shall be the close of business on the earlier of (i) December 31, 2026 or (ii) December 31, 2025 if stockholder approval has not been obtained prior to such date.
The rights issued pursuant to the TAPP are in all respects subject to and governed by the provisions of the TAPP, as amended. Copies of the TAPP (including the amendments thereto) and the Eighth Amendment are available free of charge from the Company. A copy of the TAPP was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 8, 2017. A copy of the First Amendment to Tax Asset Protection Plan was previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on April 11, 2018. A copy of the Second Amendment to Tax Asset Protection Plan was previously filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on April 11, 2019. A copy of the Third Amendment to Tax Asset Protection Plan was previously filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on April 9, 2020. A copy of the Fourth Amendment to Tax Asset Protection Plan was previously filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on April 13, 2021. A copy of the Fifth Amendment to Tax Asset Protection Plan has been filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed on March 16, 2022. A copy of the Sixth Amendment to Tax Asset Protection Plan has been filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K filed on April 14, 2023. A copy of the Seventh Amendment to Tax Asset Protection Plan has been filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on April 16, 2024. A copy of the Eighth Amendment to Tax Asset Protection Plan has been filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on April 11, 2025. The foregoing descriptions of the TAPP, as amended, and the Eighth Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Registration Statement on Form 8-A filed on May 8, 2017 (as amended on April 6, 2018, April 5, 2019, April 8, 2020, April 9, 2021, March 15, 2022, April 13, 2023, April 15, 2024 and April 8, 2025), which are incorporated by reference herein.

Item 2.	Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
3.1
Certificate of Designation, Preferences, and Rights of Series B Junior Participating Preferred Stock of Advanced Emissions Solutions, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-37822) filed by Advanced Emissions Solutions, Inc. with the SEC on May 8, 2017).

4.1
Tax Asset Protection Plan dated as of May 5, 2017, by and between the Company and Computershare Trust Company N.A., as rights agent, which includes as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-37822) filed by Advanced Emissions Solutions, Inc. with the SEC on May 8, 2017).

4.2
First Amendment to Tax Asset Protection Plan, dated as of April 6, 2018 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-37822) filed on April 11, 2018).

4.3
Second Amendment to Tax Asset Protection Plan, dated as of April 5, 2019 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-37822) filed on April 11, 2019).

4.4
Third Amendment to Tax Asset Protection Plan, dated as of April 8, 2020 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K (File No. 001-37822) filed on April 9, 2020).

4.5
Fourth Amendment to Tax Asset Protection Plan, dated as of April 9, 2021 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K (File No. 001-37822) filed on April 13, 2021).

4.6
Fifth Amendment to Tax Asset Protection Plan, dated as of March 15, 2022 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K (File No. 001-37822) filed on March 16, 2022).

4.7
Sixth Amendment to Tax Asset Protection Plan, dated as of April 13, 2023 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K (File No. 001-37822) filed on April 14, 2023).

4.8
Seventh Amendment to Tax Asset Protection Plan, dated as of April 15, 2024 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-37822) filed on April 16, 2024).

4.9	Eighth Amendment to Tax Asset Protection Plan, dated as of April 8, 2025 by and between the Company and Computershare Trust Company, N.A., as rights agent*

*    – Filed or furnished herewith.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ARQ, INC.

Date: April 11, 2025	By:	/s/ Robert Rasmus
Robert Rasmus
Chief Executive Officer